UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 3, 2017

Kite Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36508	27-1524986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2225 Colorado Avenue Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 824-9999

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 3, 2017, the board of directors (the “Board”) of Kite Pharma, Inc. (“Kite”), based upon a recommendation from the nominating and corporate governance committee of the Board, voted to appoint Ian Clark as a director of Kite. Mr. Clark will serve as a Class II director, which class will stand for re-election at the 2019 annual meeting of stockholders. The size of the Board was increased to ten members in order to accommodate the appointment of Mr. Clark. In addition, Mr. Clark was appointed to serve as the chairman of Kite’s newly established commercialization committee and will join Kite’s audit committee.

There are no arrangements or understandings between Mr. Clark and any other persons pursuant to which Mr. Clark was appointed a director of Kite.

As a non-employee director, Mr. Clark will participate in the non-employee director compensation arrangements approved by the Board. On January 3, 2017 (the “Grant Date”), the Board approved an initial grant to Mr. Clark of (1) a stock option to purchase 17,130 shares of Kite’s common stock with an exercise price of $45.95, the closing price of Kite’s common stock as reported on the NASDAQ Global Select Market on the Grant Date, and (2) 4,690 restricted stock units (“RSUs”). The options and RSUs granted to Mr. Clark will be issued pursuant to Kite’s 2014 Equity Incentive Plan. The option will vest in 36 equal monthly installments on the last day of each month following the Grant Date and the RSUs will vest in 12 equal quarterly installments on the last day of each quarter following the Grant Date.

In addition, it is expected that Mr. Clark will enter into Kite’s standard form of director indemnity agreement. The form of the indemnity agreement was filed as Exhibit 10.1 to Kite’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on June 11, 2014 (File No. 333-196081) and is incorporated herein by reference.

A press release announcing Mr. Clark’s appointment to the Board is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Kite, dated January 5, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2017	KITE PHARMA, INC. (Registrant)

	By:	/s/ Paul Jenkinson
	Name:	Paul Jenkinson
	Title:	Chief Financial Officer